Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Overstock.com, Inc.:

We consent to the use of our reports dated March 18, 2019, with respect to the consolidated balance sheets of Overstock.com, Inc. as of December 31, 2018 and 2017, the related consolidated statements of operations, comprehensive income(loss), changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes and financial statement schedule II (collectively, the consolidated financial statements) and the effectiveness of internal control over financial reporting as of December 31, 2018, incorporated by reference herein and to the reference to our firm under the heading “Experts” in the registration statement.

Our report dated March 18, 2019, on the consolidated financial statements refers to a change in the method of accounting for revenue from contracts with customers in 2018 due to the adoption of Financial Accounting Standards Board (FASB) Accounting Standards Update (ASU) No. 2014-09, Revenue from Contracts with Customers (Topic 606).

Salt Lake City, Utah

March 18, 2019